As filed with the Securities and Exchange Commission on May 22, 1998

                                                      Registration No. 333-11321
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                        Post-Effective Amendment No. 2 to
                       FORM SB-2 REGISTRATION STATEMENT ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                              THINKING TOOLS, INC.
                 (Name of small business issuer in its charter)


       Delaware                        7372                       77-0436410
(State or jurisdiction          (Primary Standard              (I.R.S. Employer
 of incorporation or        Industrial Classification        Identification No.)
    (organization)              Code Number)

Thinking Tools, Inc.                           Moshe Zarmi, President
One Lower Ragsdale Drive, 1-250                 Thinking Tools, Inc.
Monterey, California  93940                One Lower Ragsdale Drive, 1-250
(Address of principal executive              Monterey, California 93940
offices and principal place              (408) 373-8688/(408) 373-7020 (Fax)
of business)                       (Name, address, and telephone number of agent
                                                    for service)

                               ------------------

                                    Copy to:
                              Stephen H. Kay, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                551 Fifth Avenue
                            New York, New York 10176
                           Telephone: (212) 661-6500
                           Telecopier: (212) 697-6686
                               ------------------

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_}

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

      This Post-Effective Amendment No. 2 on Form S-3 further amends the Registration Statement on Form SB-2 which was filed by Thinking Tools, Inc. (the "Company") and declared effective by the Securities and Exchange Commission (the "Commission") on October 18, 1996 (the "Original Registration Statement"). The Original Registration Statement was amended by Post-Effective Amendment No. 1 thereto which was filed by the Company on October 16, 1997 and declared effective by the Commission on October 24, 1997 ("Post-Effective Amendment No. 1"). Post-Effective Amendment No. 1 related to the registration by the inclusion of alternate Prospectus pages in the Original Registration Statement of (i) 456,250 shares of Common Stock (the "Bridge Warrant Shares") issuable upon the exercise of warrants (the "Bridge Warrants") issued by the Company in August 1996 and (ii) 140,000 shares of Common Stock (the "Underwriter's Warrant Shares") issuable upon exercise of the Underwriter's Warrants (the "Underwriter's Warrants") issued by the Company in connection with the Company's Initial Public Offering (defined below). This Post-Effective Amendment No. 2 also relates to the registration of the Bridge Warrant Shares and the Underwriter's Warrant Shares. The Bridge Warrant Shares and the Underwriter's Warrant Shares are being offered by certain holders of such securities (the "Selling Stockholders") and not for the account of the Company. All references to the "Initial Public Offering" refer to the offering and sale by the Company of 1,610,000 shares of Common Stock which was completed in October 1996.

PROSPECTUS
----------

                    SUBJECT TO COMPLETION DATED MAY___, 1998

                              THINKING TOOLS, INC.

                         596,250 Shares of Common Stock

      This Prospectus relates to the Offering (the "Offering") by certain selling stockholders (the "Selling Stockholders") of 596,250 shares of Common Stock, par value $.001 per share, of Thinking Tools, Inc. (the "Company"), which may be sold from time to time by the Selling Stockholders, or by transferees, on or after the date of this Prospectus. Of the Shares being offered hereby, 456,250 shares of Common Stock (the "Bridge Warrant Shares") are issuable upon the exercise of warrants (the "Bridge Warrants") issued by the Company in August 1996 and 140,000 shares of Common Stock (the "Underwriter's Warrant Shares") are issuable upon exercise of the Underwriter's Warrants (the "Underwriter's Warrants"). The Bridge Warrant Shares and the Underwriter's Warrant Shares (collectively, the "Shares") are being offered by the Selling Stockholders and not for the account of the Company. All references contained herein to the "Initial Public Offering" refer to the offering and sale by the Company of 1,610,000 shares of Common Stock which was completed in October 1996. See "Risk Factors-- Future Sales of Restricted Securities; -- Effects of Previously Issued Options, Warrants and Underwriter's Warrants on Stock Price" and "Selling Stockholders."

      The Common Stock is quoted on the Nasdaq SmallCap Market (the "Nasdaq SmallCap Market") under the symbol "TSIM." On May 18, 1998, the last sale price of the Common Stock reported by the Nasdaq SmallCap Market was $3 5/8 per share.

      No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares. See "Plan of Distribution."

      The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

      The Company will receive proceeds upon the exercise of the Bridge Warrants and the Underwriters Warrants, but will not receive any proceeds from sales of the Shares. See "Use of Proceeds" and "Selling Stockholders."

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED CAREFULLY AND ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREIN.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May __, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Copies of such periodic reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60662; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a World Wide Web site located at http://www.sec.gov which contains periodic reports, proxy statements and other information regarding registrants that file electronically with the Commission, including the Company.

      The Company has filed with the Commission, a registration statement on Form SB-2, as amended by a post-effective amendment on Form S-3 under the Securities Act (as it may be further amended, the "Registration Statement"), of which this Prospectus forms a part with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus, or in any document incorporated by reference or deemed to be incorporated by reference into this Prospectus, as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission as listed above, upon payment of the fees prescribed by the Commission. The Common Stock is traded on the Nasdaq SmallCap Market and reports and other information concerning the Company may be inspected at the offices of the NASD, 1801 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENT BY REFERENCE

      The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended by Form 10-KSB/A as filed on May 21, 1998;

      (b) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1998;

      (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated October 18, 1996; and

      (d) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be part hereof from the respective dates of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

      The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Thinking Tools, Inc., One Lower Ragsdale Drive, 1-250, Monterey, California 93940, Attention: Secretary. The Company's telephone number is (408) 373-8688.

                                   THE COMPANY


      The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and related notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors" starting on page 5.

      Thinking Tools, Inc. (the "Company") was incorporated in Delaware on August 8, 1996, as a wholly-owned subsidiary of Thinking Tools, Inc., a California corporation (the "Predecessor Company"). On August 30, 1996, the Predecessor Company was merged with and into the Company. References herein to the "Company" include the Predecessor Company.

      The Company was formed on December 30, 1993, to purchase certain assets of the Business Simulation Division (the "Division") of Maxis, Inc., a leading computer game company and creator of the simulation game SimCityTM. Through the purchase agreement with Maxis, Inc., the Company acquired the Division's equipment, staff, work-in-progress, customers, prospects, software tools, libraries and processes.

      The Company develops powerful and flexible PC-based business simulation software programs that enable users to simulate real life business situations, explore complex operational problems and improve functional and problem solving skills. The Company's agent-based, adaptive simulation software has a broad range of potential business applications, including strategic planning, sales and marketing, training, competitive positioning, product marketing, operations planning and logistics.

      The Company is currently pursuing a strategy pursuant to which it has shifted its focus from custom software development projects contracted for by specific customers to self-funded product development for broader markets utilizing the Company's agent-based, adaptive simulation technology. The Company's first internally-funded product, Think 2000, a Year 2000 risk simulation software program, was introduced in late 1997 and enables executive decision-makers to assess the overall business impact of problems associated with the Year 2000 date change.

      The Company's principal executive offices are located at One Lower Ragsdale Drive, 1-250, Monterey, California 93940, and its telephone number is
(408) 373-8688.

                                  RISK FACTORS


      Statements made in this Prospectus, including the documents incorporated herein by reference, that are not statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "plans," "anticipates," or "intends" to be uncertain and forward-looking. All cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear. Investors should consider the following risk factors as well as the risks described elsewhere in this Prospectus, including the documents incorporated herein by reference.

Limited Operating History; Accumulated Deficit; History of Losses; Uncertain Future Profitability

      The Company commenced operations in December 1993 and is still in the early stage of developing products. Since its inception, the Company has experienced cumulative losses of $8,726,000 and $9,506,000 as of December 31, 1997 and March 31, 1998, respectively, and has not experienced any quarter of profitable operations. Consequently, its operations are subject to numerous risks associated with the development of a new business. The Company expects to continue to incur operating losses for the foreseeable future, principally as a result of expenses associated with the Company's product development efforts and anticipated sales, marketing and general and administrative expenses. In September 1997, the Company introduced a new product, Think 2000, a Year 2000 risk simulation software program. There can be no assurance that Think 2000 will achieve commercial acceptance or result in revenues or profits to the Company. There can also be no assurance that if Think 2000 does achieve commercial acceptance the Company will be able to meet demand for such product on a timely basis. The Company has made a significant investment in the development and commercialization of Think 2000, and does not currently anticipate significant revenues in the near future from other sources. Accordingly, the Company is materially dependent upon the success of Think 2000, and there can be no assurance that Think 2000 will achieve commercial acceptance or result in significant revenues or profits to the Company. Any failure of the Company to commercialize Think 2000 or to meet demands for such product on a timely basis could have a material adverse effect on the Company's business, operating results and financial condition. The Company's long-term viability and growth will depend on the successful development, commercialization and marketing of its proposed products. There can be no assurance that the Company will be able to develop adequate revenue sources to successfully complete the development, commercialization and marketing of its proposed products or that if it is successful in doing so it will be able to achieve and maintain profitability.

      The Company's financial statements for the year ended December 31, 1997, which are incorporated herein by reference, were prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of the uncertainty regarding the Company's ability to continue as a going concern.

Fluctuations in Operating Results; Substantial Revenues Derived from Limited Customers

      The Company's operating results may vary significantly from quarter to quarter or year to year, depending on factors such as the timing of product development, the timing of increased research and development and sales and marketing expenses, the timing and size of orders and the introduction of new products by the Company. Consequently, revenue or profit may vary significantly from quarter to quarter or year to year and revenue or profit in any period will not necessarily be predictive of results in subsequent periods.

      Historically, a significant portion of the Company's revenues has been derived from a limited number of relatively large development projects contracted for by a small number of customers. Such customers are not affiliated with the Company, and all such contracts had been completed as of December 31, 1997. The Company historically has not had, and at December 31, 1997 and March 31, 1998, did not have, any substantial firm order backlog. The Company's current and planned expense levels are based in part on its expectations as to future revenue. There can be no assurance that the Company will obtain additional sources of revenue. Any inability by the Company to obtain new sources of revenues would have a material adverse effect on the Company's business, financial condition and results of operations.

Need For Additional Financing

      Based on the Company's operating plan, the Company believes its existing cash balances will be adequate to satisfy its operating and capital requirements through the middle of the third quarter of fiscal 1998. Such belief is based upon certain assumptions, and there can be no assurance that such assumptions are correct. However, the Company does not expect that it will be able to continue its operations beyond this time without additional financing and may need to raise additional debt or equity financing to fund its future operations and growth strategy. The Company anticipates that it will be required to seek additional funding through public or private sales of debt or equity securities. The Company is currently evaluating its financing options; however there can be no assurance that additional financing will be available when needed on terms acceptable to the Company, or at all.

Dependence on Emerging Market for Business Simulation Software

      The markets for business simulation software in general, and agent-based, adaptive simulation software in particular, are still emerging, making it difficult to predict with any assurance the future size of the markets. There can be no assurance that such software will achieve broad-based market acceptance, that markets for such software will continue to grow or that increased sales of the Company's products will occur or continue as a result of any such growth. There can be no assurance that alternatives to the Company's agent-based, adaptive simulation software, such as object-oriented tools, authoring tools or game methods will not achieve greater market acceptance than the Company's agent-based, adaptive simulation software. Even if agent-based, adaptive simulation achieves market acceptance and that market grows, there can be no assurance that the Company will obtain a significant share of that market.

Risk of Competition

      There can be no assurance that other companies will not develop programs such as those offered by the Company or alternative software applications which meet the same needs of customers, or that potential customers will not choose to meet their needs through in-house development rather than by purchasing the

Company's products. The Company expects to be subject to competition from companies with substantially greater resources. There can be no assurance that the Company will be able to respond to competitive pressures, or that the effect of competitive pressures will not change the demand for, or pricing of, the Company's products and services. To the extent that competitors achieve performance, price or other selling advantages, the Company could be adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to otherwise compete successfully in the future.

Uncertainties Related to Development of Additional Products

      Significant additional efforts will be required for the Company to develop additional agent-based, adaptive simulation products. Any such future efforts are subject to certain risks including, but not limited to, the risk that new simulations will be difficult to develop into commercially viable products free of competitive challenges and that any such products may fail to achieve and sustain market acceptance. There can be no assurance that the Company's product development efforts will be successful. Further, the Company is relying on the success of its current products, principally Think 2000, as well as the successful development, commercialization and marketing of additional products for its long-term viability and growth. Any failure of the Company to commercialize its products or to meet demands for such products on a timely basis could have a material adverse effect on the Company's business, operating results and financial condition.

Technological Change; Risk of Obsolescence; Industry Standards

      The software industry is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technology or the adaptation of products to the market and the emergence of new industry standards often render existing products obsolete and unmarketable.

      The Company believes that its success will depend on its ability to enhance its existing products and otherwise respond and keep pace with technological developments and emerging industry standards. There can be no assurance that the Company will be successful in developing enhanced or new products that respond to technological changes or evolving industry standards in a timely manner, or at all. Additionally, there can be no assurance that technological changes or evolving industry standards will not render the Company's products and technologies obsolete.

Uncertainties Regarding Intellectual Property

      The Company does not have any patents and has not filed patent applications on its products. The Company regards the software that it owns or licenses as proprietary and relies primarily on a combination of trade secret laws, nondisclosure agreements and other technical copy protection methods (such as embedded coding) to protect its rights to its products and proprietary rights. It is the Company's policy that all employees and third-party developers sign nondisclosure agreements; however, this may not afford the Company sufficient protection for its know-how and its proprietary products.

      Other parties may develop similar know-how and products, duplicate the Company's know-how and products or develop patents that would materially and adversely affect the Company's business, financial condition and results of operations. Third parties may assert infringement claims against the Company, and such claims may result in the Company being required to enter into royalty arrangements, pay damages or defend litigation, any of which could materially and adversely affect the Company's business, financial condition and results of operations.

Limited Marketing Experience; Need for Additional Personnel

      The Company has very limited marketing resources and limited experience in marketing and selling its products and services. The Company will have to further develop its marketing and sales force or rely principally on collaborators, licensees or others to provide for the marketing and sales of its products and services. There can be no assurance that the Company will be able to establish adequate marketing and sales capabilities or make arrangements with value added resellers ("VARs"), collaborators, licensees or others to perform such activities.

      Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, its proposed products. Accordingly, the Company's ability to expand its customer base will depend upon its marketing efforts, including its ability to establish an effective internal sales organization or strategic marketing arrangements with others. The failure by the Company to successfully develop its marketing capabilities, internally or through others, would have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. Further, there can be no assurance that the development of such marketing capabilities will lead to sales of the Company's proposed products.

      The success of the Company will also depend upon its ability to hire and retain additional qualified management, marketing and financial personnel, as to which there can be no assurance. The Company will compete with other companies with greater financial and other resources for such personnel.

Risks Associated with Growth Strategy

      The Company's growth strategy is expected to place a significant strain on its management, administrative, operational, financial and other resources. The Company's success will be dependent upon its ability to hire additional highly qualified personnel to support the Company's product development and marketing efforts, including monitoring operations, controlling costs and maintaining effective management, inventory and credit controls. The Company has limited experience in effectuating rapid expansion and managing a broad range of products and services and significant operations. There can be no assurance that the Company will be able to continue to manage its operations or that any inability to do so will not adversely affect its business, financial condition or results of operations.

Dependence on Key Personnel

      The Company is dependent upon the continued efforts and abilities of its senior management, particularly those of Mr. Moshe Zarmi, the Company's President and Chief Executive Officer and Mr. John Hiles, the Company's Founder, Chief Technology Officer, and Secretary. The Company has entered into an Employment Agreement with Mr. Hiles which is subject to automatic annual renewals unless terminated by the Company or Mr. Hiles upon ninety days' prior written notice. The loss or unavailability of Mr. Hiles or Mr. Zarmi for any significant period could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains a $5,000,000 key-man life insurance policy on Mr. Hiles. The Company's operations are also dependent upon its ability to attract and retain qualified programmers and software engineers. There can be no assurance that the Company will be able to attract and retain such skilled personnel, and failure to do so could have a material adverse effect on the business, financial condition and results of operations of the Company. All other employees of the Company are at-will employees.

Control by Management and Principal Stockholders

      Mr. John Hiles owns 1,076,677 shares of Common Stock which represents approximately 23.2% of the Company's outstanding Common Stock. Mr. Fred Knoll, the Company's Chairman of the Board, controls Thinking Technologies, L.P., a limited partnership ("Technologies") and principal stockholder of the Company, which owns 1,955,081 shares of Common Stock, representing approximately 42.1% of the Company's outstanding Common Stock. Together, Messrs. Hiles and Knoll own or control an aggregate of 3,031,758 shares of Common Stock, representing approximately 65.3% of the outstanding Common Stock. As a result of such ownership and control, Messrs. Hiles and Knoll have the ability to control the election of the directors of the Company and the outcome of all issues submitted to a vote of the stockholders of the Company. Additionally, Mr. Knoll controls warrants to purchase 468,242 shares of Common Stock at an exercise price of $1.07 per share issued to Technologies (the "Technologies Warrants") in July 1996, and Bridge Warrants issued to Technologies to purchase 156,250 shares of Common Stock, at an exercise price of $3.90 per share, which were issued by the Company to purchasers of its 10% Senior Secured Promissory Notes (the "Bridge Notes") in connection with a debt financing consummated in August 1996 (the "Bridge Financing").

Nasdaq Delisting; Low Stock Price

      The trading of the Company's Securities on the Nasdaq SmallCap Market is conditioned upon the Company meeting certain net tangible asset, market capitalization, or net income requirements, stock price tests and certain other requirements set forth by such exchange. To maintain eligibility for trading on the Nasdaq SmallCap Market, the Company will be required to maintain a bid price of $1.00 per share. In addition, the Company will also have to maintain compliance with at least one of the following requirements: net tangible assets in excess of $2,000,000, market capitalization of $35,000,000 or net income (in the latest fiscal year or two of the last three fiscal years) of $500,000. As of the date of this Prospectus, the Company is not in compliance with such continued listing requirements; accordingly, there can be no assurance that the Common Stock will not be delisted from trading on the Nasdaq SmallCap Market.

      The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on such exchange and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consents, prior to any transaction.

      If the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities.

Future Sales of Restricted Securities

      The Company had 4,641,758 shares of Common Stock outstanding as of March 31, 1998. Of these shares, all 1,610,000 shares of Common Stock sold in the Initial Public Offering are freely transferable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 3,031,758 shares of Common Stock (the "Restricted Shares") outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 under the Securities Act. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time.

Effect of Previously Issued Options, Warrants and Underwriter's Warrants on Stock Price

      The Company has reserved from the authorized, but unissued Common Stock, 600,000 shares of Common Stock for issuance to key employees, officers, directors, and consultants pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"); 376,000 shares of Common Stock for issuance to key employees, officers, directors, and consultants pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"); 273,964 shares of Common Stock for issuance to officers, directors and a consultant pursuant to stock options granted outside of the Plan; 456,250 shares of Common Stock for issuance upon exercise of the Bridge Warrants; and 468,242 shares of Common Stock for issuance upon exercise of the Technologies Warrants. In connection with the Initial Public Offering, the Company also sold to Barington Capital Group, L.P. ("Barington"), for nominal consideration, the Underwriter's Warrants to purchase an aggregate of 140,000 shares of Common Stock at a price per share equal to $10.40 (160% of the Initial Public Offering price per share), subject to adjustment as provided therein.

      The existence of any outstanding options issued under the 1997 Plan, the 1996 Plan, the Bridge Warrants, the Underwriter's Warrants, and other outstanding options and warrants may prove to be a hindrance to future financing, since the holders of such warrants and options may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. The shares underlying the Bridge Warrants and the Underwriter's Warrants may be sold in accordance with this Prospectus, and the sale of the shares, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. Additionally, if the holders of the Underwriter's Warrants were to effect a distribution of such Underwriter's Warrants or underlying securities, such underwriter, prior to and during such distribution, would be unable to make a market in the Company's securities and would be required to comply with other limitations on trading set forth in Regulation M promulgated under the Securities Exchange Act of 1934, as amended. Such rules restrict the solicitation of purchasers of a security when a person is interested in the distribution of such security and also limit market making activities by an interested person until the completion of the distribution. If such underwriter were required to cease making a market, the market and market price for such securities may be adversely affected and holders of such securities may be unable to sell such securities.

Share Prices May Be Highly Volatile

      The market prices of equity securities of computer technology and software companies have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the Common Stock may be highly volatile. Factors such as announcements by the Company or its competitors concerning products, patents, technology, governmental regulatory actions, other events affecting computer technology and software companies generally as well as general market conditions may have a significant impact on the market price of the Common Stock and could cause it to fluctuate substantially.

Lack of Dividends

      The Company has not paid any dividends on the Common Stock since its inception and does not intend to pay any dividends to its stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business.

Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation and Delaware Law

      The Company's Certificate of Incorporation authorizes the issuance of 3,000,000 shares of undesignated preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without obtaining stockholder approval, to issue such preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of the Company. Certain provisions of Delaware law may also discourage third-party attempts to acquire control of the Company.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The net proceeds to the Company from the exercise of the Bridge Warrants and Underwriter's Warrants are estimated to be $3,235,375, if all of the Bridge Warrants and Underwriter's Warrants are exercised. The Company is unable to predict the time, if ever, when the Bridge Warrants or Underwriter's Warrants will be exercised. It is expected that the net proceeds from the exercise of the Bridge Warrants and Underwriter's Warrants, if and when received, will be used by the Company for general corporate purposes.

                              SELLING STOCKHOLDERS

      The following table sets forth the name of each person who is a Selling Stockholder, the number of securities of the Company owned by each person's account, the percentage or outstanding shares of Common Stock of the Company owned by such person prior to this Offering, the number of shares being sold by such person, the number of shares of Common Stock such person will own after the completion of this Offering, and the percentage of outstanding shares of Common Stock of the Company owned by such person after the completion of this Offering.

                                               Beneficial Ownership                              Beneficial Ownership
                                                Prior to Offering            Number of              After Offering
                                         -----------------------------        Shares          --------------------------
                                            Shares          Percentage     Being Sold(1)        Shares        Percentage
                                         ------------       ----------     -------------      ----------      ----------
Alladin Depot Partnership ..........         6,250               *             6,250                  --          *
Marvin Barish ......................         6,250               *             6,250                  --          *
B&B Trading Retirement Plan ........         6,250               *             6,250                  --          *
Barington Capital Group, L.P. ......       140,000(2)            *           140,000                  --          *
Gerald Benjamin ....................         6,250               *             6,250                  --          *
CLFS Equities, Ltd. ................         6,250               *             6,250                  --          *
Steven A. Endquist .................        12,500               *            12,500                  --          *
Donald Heimstaedt ..................         6,250               *             6,250                  --          *
Peter Horrigan .....................         6,250               *             6,250                  --          *
Robert Jacobs
   IRA R/O .........................         6,250               *             6,250                  --          *
Dr. Harvey Kaplan ..................         6,250               *             6,250                  --          *
David Kohane .......................         6,250               *             6,250                  --          *
James Levi .........................         6,250               *             6,250                  --          *
Lyonshare Venture Capital ..........        56,250               *            56,250                  --          *
Paul Matusow .......................         6,250               *             6,250                  --          *
Alexander Mitchell .................         6,250               *             6,250                  --          *
David Mitchell .....................        18,750               *            18,750                  --          *
Oliver Mitchell ....................         6,250               *             6,250                  --          *
Guy Montanari ......................         6,250               *             6,250                  --          *
New York Urban Professional
Basketball League Profit Sharing ...         6,250               *             6,250                  --          *
Eric & Suzanne Partch ..............         6,250               *             6,250                  --          *
Jerry Politzer .....................         6,250               *             6,250                  --          *
Wayne Saker ........................        12,500               *            12,500                  --          *
Paul and Linda Salsgiver ...........        12,500               *            12,500                  --          *
Philip Schonfeld ...................         6,250               *             6,250                  --          *
Floyd M. Smith .....................         6,250               *             6,250                  --          *
C.M. Solomon .......................         6,250               *             6,250                  --          *
Robert Spitzer .....................         6,250               *             6,250                  --          *
Michael Stoyka, M.D ................         6,250               *             6,250                  --          *
Dr. Gershon Stern ..................        12,500               *            12,500                  --          *
Thinking Technologies, L.P. ........     2,579,573(3)           49%          156,250           2,423,323        46.3%
Woodland Partners ..................        25,000               *            25,000                  --          *
Steve Yavers .......................         6,250               *             6,250                  --          *

----------------
* less than 1%
(1) Represents Shares underlying the Bridge Warrants and Underwriter's Warrants.
(2) Represents Shares underlying the Underwriter's Warrants which were issued to Barington in connection with the Initial Public Offering for which Barington acted as managing underwriter.
(3) Includes 468,242 shares of Common Stock issuable upon the exercise of the Technologies Warrants and 156,250 shares of Common Stock issuable upon exercise of Bridge Warrants issued as part of the Bridge Units purchased by Technologies. Does not include 75,454 shares of Common Stock which may be purchased by Technologies from John Hiles upon the exercise of an outstanding option for $5.00 per share. Fred Knoll, the Chairman of the Board of the Company, controls Technologies through certain affiliates.

Plan of Distribution

      The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders. As of the date hereof, the Company is not aware of any underwriting arrangements that have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, in privately negotiated transactions, in the Nasdaq SmallCap Market or otherwise, at prevailing market prices at the time of sale, prices related to prevailing market prices, or as may be negotiated at the time of sale. Without limiting the generality of the foregoing, the Shares offered by the Selling Stockholders may be sold by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or other "block" sales; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. The Shares may also be publicly offered through agents, underwriters or dealers. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Stockholder in connection with sales of the Shares. To the extent required, the number of Shares to be sold, the name of the Selling Stockholder, the purchase price, the name of any agent or broker, and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

      The Selling Stockholders may enter into hedging transactions with broker-dealers with respect to the Shares. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to broker-dealers of the Shares. The Selling Stockholders may also loan or pledge the Shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the Shares so loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may, from time to time, enter into other types of hedging transactions.

      In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.


                                     EXPERTS

      The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph concerning certain factors which raise substantial doubt about the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=====================================    =======================================

No dealer, salesperson or any other
person has been authorized to give
any information to make any
representations other than those
contained in this Prospectus in
connection with the Offering made
hereby, and, if given or made, such
information or representation must                  596,250 Shares
be relied upon as having been
authorized by the Company or the
Selling Stockholders.This Prospectus
does not constitute an offer to
sell, or a solicitation of an offer
to buy, any of the securities                     THINKING TOOLS, INC.
offered hereby in any jurisdiction
to any person to whom it is unlawful
to make such an offer or
solicitation in such jurisdiction.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall under any
circumstances create any implication                 Common Stock
that there has been no change in the
affairs of the Company since the
date hereof or that the information
contained herein is correct as of
any time subsequent to the dates as
of which such information is
furnished.

          ------------------                 ---------------------------

           TABLE OF CONTENTS                         PROSPECTUS
                                             ---------------------------
                                  Page

Available Information.............  2
Incorporation of
  Certain Documents
  by Reference....................  2
The Company.......................  4
Risk Factors......................  5
Dividend Policy................... 11               May __, 1998
Use of Proceeds................... 12
Selling Stockholders.............. 13
Plan of Distribution.............. 14
Legal Matters..................... 15
Experts........................... 15



=====================================    =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 14  Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates.


          Legal fees and expenses ......................      $ 5,000
          Accounting fees and expenses .................        2,500
          Miscellaneous expenses .......................        5,000
                                                              =======
          Total ........................................      $12,500
                                                              =======

Item 15.  Indemnification of Officers and Directors.

     Article Ninth of the Certificate of Incorporation of Thinking Tools, Inc. (the "Registrant") eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of a director of the Registrant does not apply to (a) any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits

(a)      The following exhibit are filed herewith:

         Exhibit No.
         -----------

         1.1*     Form of Underwriting Agreement

         3.1*     Certificate of Incorporation of Thinking Tools, Inc.

         3.2*     By-Laws of Thinking Tools, Inc.

         4.1*     Form of Underwriter's Option Agreement

         4.2*     1996 Stock Option Plan

         4.3*     Form of Stock Certificate

         4.4*     Form of Private Placement Investors' Warrant

         4.5*     Technologies Warrant

         4.6*     Form of Private Placement Note

         4.7*     Form of Lock-up Agreement

         5.1*     Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

         10.1*    Employment Agreement between the company and John Hiles

         10.2*    Form of Consulting Agreement

         10.3* Development Agreement between the Company and Systemhouse dated June 30, 1995

         10.4* Services Agreement between the Company and Systemhouse dated March 8, 1995

         10.5* Vertical Market Software Development/Licensing Agreement between the Company and Coopers dated October 12, 1994

         10.6* Technologies Agreement between the Company and Technologies dated September 26, 1994

         10.7* Consent, Waiver and Amendment between the Company and Technologies dated August 31, 1996.

         10.8* Lease between the Company and KI Monterey Research, Inc. dated August 19, 1994, as amended.



         23.1     Independent Auditors' Consent -- Deloitte & Touche LLP

         23.3     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

         24.1*    Power of Attorney

         ------------
         * Previously filed.


Item 17.  Undertakings

      (d)   The undersigned Registrant hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act:

                  (ii) Reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (f)   The Registrant hereby undertakes that it will:

            (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Monterey, California on May 20, 1998.

                                              THINKING TOOLS, INC.

                                              By: /s/ Moshe Zarmi
                                                  ------------------------------
                                                  Moshe Zarmi
                                                  President and CEO

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


            Signature                         Title                     Date
            ---------                         -----                     ----
/s/ Moshe Zarmi                     President, CEO and Director     May 20, 1998
---------------------------------
Moshe Zarmi

/s/ Patricia Kessler                Principal Financial Officer     May 20, 1998
---------------------------------
Patricia Kessler

/s/ John Hiles                      Chief Technology Officer and    May 20, 1998
---------------------------------   Director
John Hiles

/s/ Fred Knoll                      Chairman of the Board and       May 20, 1998
---------------------------------   Director
Fred Knoll

                *                   Director                        May 20, 1998
---------------------------------
Marc Cooper

                *                   Director                        May 20, 1998
---------------------------------
Esther Dyson

                *                   Director                        May 20, 1998
---------------------------------
Frederick Gluck

                *                   Director                        May 20, 1998
---------------------------------
Ted Prince

                *                   Director                        May 20, 1998
---------------------------------
Fran Saldutti

*By: /s/ Fred Knoll
     ----------------------------
     Fred Knoll, Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


   Exhibit No.
   -----------

   1.1*     Form of Underwriting Agreement

   3.1*     Certificate of Incorporation of Thinking Tools, Inc.

   3.2*     By-Laws of Thinking Tools, Inc.

   4.1*     Form of Underwriter's Option Agreement

   4.2*     1996 Stock Option Plan

   4.3*     Form of Stock Certificate

   4.4*     Form of Private Placement Investors' Warrant

   4.5*     Technologies Warrant

   4.6*     Form of Private Placement Note

   4.7*     Form of Lock-up Agreement

   5.1*     Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

   10.1*    Employment Agreement between the company and John Hiles

   10.2*    Form of Consulting Agreement

   10.3* Development Agreement between the Company and Systemhouse dated June 30, 1995

   10.4* Services Agreement between the Company and Systemhouse dated March 8, 1995

   10.5* Vertical Market Software Development/Licensing Agreement between the Company and Coopers dated October 12, 1994

   10.6* Technologies Agreement between the Company and Technologies dated September 26, 1994

   10.7* Consent, Waiver and Amendment between the Company and Technologies dated August 31, 1996.

   10.8* Lease between the Company and KI Monterey Research, Inc. dated August 19, 1994, as amended.

   23.1     Independent Auditors' Consent -- Deloitte & Touche LLP

   23.3     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

   24.1*    Power of Attorney

   ------------
   * Previously filed.